Exhibit 107

Calculation of Filing Fee Tables

S-1

…………..

 (Form Type)

BANTEC, INC

……………………………………………………..

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)(4)
Fees to Be Paid	Equity	Common Stock	Rule 457(c)	250,000,000	$0.04	$10,000,000	0.00014760	$1,476

	Total Offering Amounts					$10,000,000		$1,476
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,476

(1)	Represents the number of shares of common stock of the Registrant that we will initially put (“Put Shares”) to GHS Investments, LLC (“GHS”), pursuant to an Equity Financing Agreement (the “Equity Financing Agreement”) between GHS and the Registrant, effective on October 5, 2023. The Equity Financing Agreement permits the Registrant to “put” up to $10,000,000 in common stock to GHS. In the event that the provisions of the Equity Financing Agreement require the Company to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the Company will file a new registration statement to register those additional shares.

(2)	This offering price has been estimated solely for the purpose of computing the dollar value of the Purchase Shares and the registration fee of the Purchase Shares in accordance with Rule 457(c) of the Securities Act on the basis of the closing price of the common stock of the Company as reported on OTCMarkets on November 22, 2023.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(4)	A registration fee in the aggregate amount of 1,476.